Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

ARCA Announces Plans to Open Second ApplianceSmart

Factory Outlet in Atlanta Area in October

August 10, 2004—Minneapolis, MN— Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open an 88,000-square-foot facility in Smyrna, Georgia, in October to house production, distribution/warehouse and recycling operations.  The facility, located on Olympic Industrial Drive just off Atlanta Road, will also include an ApplianceSmart superstore factory outlet, the company’s second retail location in the Atlanta market and eleventh nationwide.

The Smyrna ApplianceSmart outlet, which will serve the northwestern Atlanta metro area, will carry a wide range of special-buy major household appliance brands, including Maytag, GE, Frigidaire, Whirlpool, KitchenAid, Jenn-Air, Amana, Magic Chef and Roper.  Special-buy appliances, which ApplianceSmart sells at a significant discount to retail, include new in-the-box closeouts, factory overruns, discontinued models and discounted out-of-box items.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We believe this new facility will position us for expansion and growth of the ApplianceSmart concept in the Atlanta market.  Our 30,000-square-foot ApplianceSmart superstore in Norcross has consistently met our expectations since it opened in December 2003.  With the addition of our second retail store in the Atlanta area, we will be able to offer consumers two convenient locations for unprecedented on-site selection of high quality appliances at factory outlet prices.”

The company previously announced that second quarter same-store sales of the eight ApplianceSmart factory outlets open during the complete second quarters of 2004 and 2003 rose 13%.  Total retail sales increased 26% on a quarter-over-quarter basis, paced by the strong performance of the new outlet in Norcross.  The company also announced that it will be opening an ApplianceSmart factory outlet superstore in San Antonio, Texas, in October.  As of July 2004, ApplianceSmart was operating nine outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market and one in Los Angeles.

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances.  These special-buy appliances, which typically are not integrated into the manufacturer’s normal distribution channel, are sold by ApplianceSmart at a discount to full retail.  ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.